CONSULTING  AGREEMENT


     CONSULTING AGREEMENT dated as of March 31, 2000 between ADVANTAGE TECHNOLOGIES, INC., a Nevada corporation, ("ADVV"), on the one hand, and M. RICHARD CUTLER ("Cutler"), BRIAN A. LEBRECHT ("Lebrecht"), VI BUI ("Bui"), and ASHER STARIK ("Starik", and, together with Cutler, Lebrecht, and Bui, the "Consultants"), on the other hand.


                                    WHEREAS:

     A. Consultants have agreed to render consulting services with regard to the negotiation and completion of a stock exchange between ADVV and the majority shareholder of Go Fathom Group, Inc., a Delaware corporation (the "Go Fathom Shareholder").

     B. In the event ADVV is able to complete the Stock Exchange with the Go Fathom Shareholder, ADVV wishes to compensate Consultants for their consulting services.


     NOW  THEREFORE,  it  is  agreed:

     1.     Stock  Compensation.  ADVV  shall  pay and cause to be issued to the
            -------------------
Consultants a consulting fee of $100,000 cash, plus 1,540,000 shares of common stock of ADVV (the "Shares") immediately upon the execution of a stock exchange agreement with the Go Fathom Shareholder. Such shares shall be subject to registration by ADVV on Form S-8 within 5 days of ADVV closing on the stock exchange agreement with the Go Fathom Shareholder. The Consultants agree to prepare and file the S-8 Registration Statement at their sole expense, except for the filing fee associated therewith, which shall be reimbursed by ADVV. The parties agree that the value of the Shares is equal to 50% of the closing bid price on the date of this Agreement. The Shares shall be issued as follows:
500,500  to  Cutler, 154,000 to Lebrecht, 115,500 to Bui, and 770,000 to Starik.

     2.     Miscellaneous.  This  Agreement (i) shall be governed by the laws of
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the  State  of  California;  (ii)  may be executed in counterparts each of which shall constitute an original; (iii) shall be binding upon the successors, representatives, agents, officers and directors of the parties; and (iv) may not be modified or changed except in a writing signed by all parties.

     This Consulting Agreement has been executed as of the date first above written.


ADVANTAGE  TECHNOLOGIES,  INC.

/s/  George J. Bentley
____________________________________________________
By:     George  J.  Bentley,  President



CONSULTANTS

/s/  M. Richard Cutler
____________________________________________________
M.  Richard  Cutler


/s/  Brian A. Lebrecht
____________________________________________________
Brian  A.  Lebrecht


/s/  Vi Bui
____________________________________________________
Vi  Bui


/s/  Asher Starik
____________________________________________________
Asher  Starik